Exhibit 10.1

Halcón Resources Corporation

1801 California Street, Suite 3500

Denver, CO 80202

April 17, 2019

Fir Tree Capital Management LP

55 West 46th Street, 29th Floor

New York, NY 10036
Attention:  Evan Lederman

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between Fir Tree Capital Management LP (“Fir Tree”) and Halcón Resources Corporation (the “Company”).  Each of Fir Tree and the Company is individually a “Party” and collectively they are the “Parties.”  Capitalized terms used and not otherwise defined have the meanings ascribed to them in paragraph 6 of this Agreement.

1.                                      Promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date of this Agreement), the Company shall issue a press release in the form agreed with Fir Tree and attached to this Agreement as Exhibit A (the “Company Press Release”) which Company Press Release shall announce the appointment of Carin Barth to the Company’s Board of Directors (the “Board”) and that Carin Barth shall be assigned to the Class A class of directors, which Class A directors are to be nominated for re-election at the 2020 Annual Meeting, and if so re-elected, will be elected to serve a three-year term expiring at the 2023 Annual Meeting.  Each Party shall not, and shall cause its Affiliates and its and their respective principals, directors, members, general partners, officers, employees and agents and representatives acting on their behalf not to, make any statement inconsistent with the Company Press Release in connection with the announcement of this Agreement.  Fir Tree shall not, and shall cause its other Restricted Persons not to, issue any press release in connection with the execution of this Agreement.  Additionally, promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date of this Agreement), the Company shall file a Current Report on Form 8-K (the “Company 8-K”), which shall report the entry into this Agreement, the appointment of Carin Barth as a Class A director and the issuance of the Company Press Release.  The Form 8-K shall be consistent with the Company Press Release and the terms of this Agreement.

2.                                      In connection with the 2019 Annual Meeting (and any adjournments or postponements), the Company shall (a) seek the re-election of the Class C directors; (b) recommend that the Company’s stockholders vote in favor of the election of each of the Company’s nominees, (c) solicit proxies for each of the Company’s nominees, and (d) cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Company’s nominees.  In connection with the 2019 Annual Meeting (and any adjournments or postponements), Fir Tree shall cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by Fir Tree or its Affiliates and which it or its Affiliates are entitled to vote on the record date for such Annual Meeting in favor of (i) the election of directors nominated by the Board, and (ii) otherwise in accordance with the Board’s recommendation for all other proposals deemed to be “routine” pursuant to the rules of the New York Stock Exchange; provided that, for the avoidance of doubt, for purposes of this paragraph 2, shares of Company common stock underlying cash or physically settled swap instruments held by Fir Tree or its Affiliates shall not be deemed to be “beneficially owned” by Fir Tree or its Affiliates, as applicable.

3.                                      The Nominating and Corporate Governance Committee of the Board shall work in good faith to identify for the Board and for the Board to appoint an additional director (the “Additional Director” and, together with Ms. Barth once appointed, the “New Directors” and each, a “New Director”) to the Board who (a) qualifies as “independent” for purposes of the relevant rules and regulations of the U.S. Securities and Exchange Commission as well as the relevant rules and regulations of the New York Stock Exchange, and (b) is reasonably acceptable to Fir Tree, as soon as possible after the date hereof, but in any case by July 15, 2019 (the “First Deadline”).  If the Additional Director has not been appointed by the First Deadline, Fir Tree shall have the right during the ten (10) Business Day period following the First Deadline to submit for nomination to the Board a candidate for the position of the Additional Director (who, for the avoidance of doubt, shall satisfy the requirements set forth in clause (a) of this paragraph 2), which candidate shall be reasonably acceptable to the Board for appointment to the Board and within thirty (30) calendar days after the First Deadline (such date, the “Second Deadline”)) nominated and appointed by the Board.  The Additional Director shall be assigned to the Class A class of directors. In the event of either New Director’s death, incapacity or resignation, the Company shall have the right to select a replacement candidate who is reasonably acceptable to Fir Tree.  The Company shall appoint such replacement candidate (the “Replacement Director”) to replace the departing New Director, with such Replacement Director to be appointed to the Board in substitution for such New Director to serve the unexpired term of the departed New Director and the Replacement Director shall be considered a New Director for all purposes of this Agreement.  If the proposed Replacement Director is not reasonably acceptable to the Fir Tree, the Company shall have the right to submit another proposed Replacement Director to Fir Tree for its reasonable approval.  The Company shall have the right to continue submitting the name of a proposed Replacement Director to Fir Tree for its reasonable approval until Fir Tree so approves such Replacement Director, at which time such Person shall be appointed as the Replacement Director in substitution for such New Director.  Fir Tree agrees that upon the Company’s request to approve a proposed Replacement Director, it shall grant or withhold its reasonable approval as promptly as practicable, and such reasonable approval shall not be conditional on any other action proposed to be taken by the Company.

4.                                      From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 4 terminate as provided herein (such period, the “Restricted Period”), Fir Tree shall not, and shall cause its Affiliates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a) engage in any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors of the Company or any of its subsidiaries or any other matter or proposal relating to the Company or any of its subsidiaries or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(b) knowingly encourage or advise any Person or knowingly assist any Person in encouraging or advising any other Person (i) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (ii) in conducting any type of referendum relating to the Company or any of its subsidiaries (other than such encouragement or advice that is consistent with management’s recommendation in connection with a particular matter);

(c) form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the election or removal of directors of the Company or any of its subsidiaries, other than with its Affiliates;

(d) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in Fir Tree having beneficial ownership of more than 10%, or economic exposure to more than 10%, of the voting securities of the Company;

(e) make or in any way participate, either alone or in concert with others, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, purchase of a division, purchase of substantially all of the assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or its or their respective securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a Third Party on the same basis as other stockholders of the Company or any of its subsidiaries, or from participating in any Extraordinary Transaction that has been approved by the Board or the board of any subsidiary of the Company); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or any of its subsidiaries or the Board or the board of any subsidiary of the Company that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this clause (e);

(f) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement other than (i) this Agreement, (ii) solely with Affiliates of Fir Tree, or (iii) granting proxies in solicitations approved by the Board or the board of any subsidiary of the Company;

(g) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or the board of any subsidiary of the Company or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or any such other board, or (ii) seek, alone or in concert with others, the removal of any member of the Board or any such other board, or (iii) conduct a referendum of stockholders of the Company or any of its subsidiaries;

(h) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) relating to the Company or any of its subsidiaries;

(i) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the General Corporation Law of the State of Delaware or other statutory or regulatory provisions providing for shareholder access to books and records;

(j) except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board or the board of any subsidiary of the Company, (ii) any material change in the capitalization or dividend policy of the Company or any of its subsidiaries, (iii) any other material change in management, business or corporate structure of the Company or any of its subsidiaries, (iv) any waiver, amendment or modification to the certificate of incorporation or bylaws (“Governing Documents”) of the Company or any of its subsidiaries, or other actions which may impede the acquisition of control of the Company or any of its subsidiaries by any Person; (v) causing a class of securities of the Company or any of its subsidiaries to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company or any of its subsidiaries to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(k) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 4; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) instituting litigation to enforce the provisions of this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(l) negotiate with, or enter into any understandings or agreements with, any Third Party to take any action that Fir Tree is prohibited from taking pursuant to this paragraph 4;

(m) publicly disclose any intention, plan or arrangement with respect to any action that Fir Tree is prohibited from taking pursuant to this paragraph 4; or

(n) make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal; provided that Fir Tree may make a confidential request to the chairman or vice chairman of the Board that the Company amend or waive the terms of this Agreement in a manner that would not be reasonably likely to require public disclosure of such request by the Company (including that Fir Tree may make a confidential request to waive the restrictions set forth in subparagraph (d) of this paragraph 4, to which request the Company agrees to respond within one (1) business day, and further agrees to not unreasonably refuse to grant the waiver);

provided that (A) the restrictions in this paragraph 4 and paragraph 5 shall terminate automatically upon the earliest of: (i) as a nonexclusive remedy for any such breach, five (5) business days after written notice is delivered to the Company by Fir Tree following a material breach of this Agreement by the Company if such breach has not been cured within such notice period; provided further, that Fir Tree is not in material breach of this Agreement at the time such notice is given; (ii) the announcement by the Company that it has entered into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or group of more than 50% of the Voting Securities of the Company; (iii) the commencement of any tender or exchange offer (by any Person other than Fir Tree or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (provided that nothing shall prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) the adoption by the Board of any amendment to the Governing Documents, in each case as in effect on the date hereof that would reasonably be expected to impair the ability of a stockholder to submit nominations of individuals for election to the Board or stockholder proposals in connection with any Annual Meeting after the 2020 Annual Meeting; (v) the adoption of any shareholder rights plan (unless such rights plan has a trigger in excess of 10% of the common stock of the Company outstanding and is adopted (x) in response to an accumulation by a Third Party, or (y) in response to an unsolicited proposal for an Extraordinary Transaction); (vi) such time as the Company files with the SEC or delivers to its stockholders a preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2019 Annual Meeting that are inconsistent with the terms of this Agreement; (vii) the commencement of any voluntary bankruptcy or insolvency proceeding in respect of the Company; (viii) the announcement by the Company of a Stock Issuance Transaction; and (ix) the Board’s failure to appoint the Additional Director by the Second Deadline; and (B) nothing in this paragraph 4 or paragraph 5 shall prevent Fir Tree from (i) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (ii) responding proportionately to any statement made by the Company or any of its Affiliates, directors, officers, employees, agents or representatives which, in the reasonable view of outside counsel, is in violation of this paragraph 4 or paragraph 5, or (iii) making any factual statement made to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over Fir Tree from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by Fir Tree or any of its Affiliates). For the avoidance of doubt, none of the foregoing provisions of this paragraph 4 shall prohibit Fir Tree from selling or otherwise disposing of any Voting Securities at any time. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of the Restricted Persons to grant any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable.

5.                                      During the Restricted Period each of the Company and Fir Tree shall refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers, employees and representatives not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on (as distinct from statements or announcements reflecting legitimate business criticism), or otherwise disparages, defames, slanders or impugns the character of, (a) in the case of statements or announcements by Fir Tree, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company, Fir Tree or any of its Affiliates, partners and advisors, or any of its or their respective principals, directors, members, general partners, officers or employees. The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Person from whom information is sought or (ii) apply to any private communications between Fir Tree, its Affiliates and its and their respective principals, directors, members, general partners, officers, employees or agents or representatives acting on their behalf, on the one hand, and the Company or any of its subsidiaries, directors, officers, employees or agents or representatives acting on their behalf, on the other hand.

6.                                      As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “Annual Meeting” shall mean the annual meeting of stockholders of the Company, and any reference to an Annual Meeting preceded by a calendar year (e.g., “2019”) shall mean the Annual Meeting to occur during such calendar year; (c) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (d) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (e) “controlled,” “controlling” and “controlled by” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act; (f) “Expiration Date” shall mean the earlier of (i) the first day of the time period established pursuant to the Company’s bylaws for stockholders to deliver notice to the Company of director nominations to be brought before the 2020 Annual Meeting, and (ii) the consummation of an Extraordinary Transaction; (g)  “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (h) “SEC” means the United States Securities and Exchange Commission; (i) “Stock Issuance Transaction” shall mean any issuance of any Voting Securities or other equity securities of the Company or any subsidiary of the Company which shares to be issued represent more than fifteen percent (15%) of the outstanding Voting Securities of the Company prior to such issuance; (j) “Third Party” shall mean any Person that is not a Party or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any Party; and (k) “Voting Securities” shall mean the shares of common stock of the Company and any other securities thereof entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that “Voting Securities” shall not include any securities contained in any index, exchange traded fund, benchmark or other industry-related basket of at least ten securities.

7.                                      The Company agrees that the New Directors (and the Replacement Directors, if any) shall have the same opportunities as all other directors on the Board to participate in any committees of the Board, including any committees formed after the date hereof; provided that the New Directors (and the Replacement Directors, if any) shall be offered the opportunity to join any committee of the Board formed for the purpose of considering any Extraordinary Transaction, if any.

8.  Fir Tree represents, warrants and agrees that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Fir Tree, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, Fir Tree beneficially owns an aggregate of 8,390,167 shares of Voting Securities of the Company; and (c) this Agreement does not violate any law, any order of any court or other agency of government, Fir Tree’s organizational documents, each as in effect on the date of this Agreement.

9.                                      The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not violate any law, any order of any court or other agency of government, the Company’s Governing Documents, each as in effect on the date of this Agreement.

10.                               Each Party acknowledges that (i) the other Party would be irreparably injured by a breach of this agreement and (ii) monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this agreement.  Without prejudice to any other rights and remedies otherwise available to a Party under this agreement, (i) each Party shall be entitled to seek equitable relief by way of injunction or otherwise to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages; (b) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching Party. Such remedies shall not be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.  This Agreement is solely for the benefit of the Parties and shall not be enforceable by any other Person.

11.                               This Agreement constitutes the only agreement between Fir Tree and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.  All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.  Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

12.                               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state.  Each Party irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this Agreement brought by any Party in the Chancery Court of the State of Delaware and the appellate courts thereof.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.  The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 12 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

13.                               All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement, and all legal process in regard hereto, shall be in writing and shall be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Halcón Resources Corporation
1801 California Street, Suite 3500
Denver, CO 80202
Attention:	David Elkouri, Esq.
Email:	delkouri@@halconresources.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6119
Attention:	David A. Katz, Esq.
Alison Z. Preiss, Esq.
Email:	dakatz@wlrk.com
azpreiss@wlrk.com

If to Fir Tree:

Fir Tree Capital Management LP
55 West 46th Street, 29th Floor
New York, NY 10036
Attention: Brian Meyer
Email: bmeyer@firtree.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, NY 10019-6099
Attention:	Mark Cognetti, Esq.
Michael Brandt, Esq.
Email:	mcognetti@willkie.com
mbrandt@willkie.com

At any time, any Party may, by notice given in accordance with this paragraph 13 to the other Party, provide updated information for notices hereunder

14.                               This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof.  Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning this agreement to the undersigned, whereupon this Agreement shall become a binding agreement between Fir Tree and the Company.

Very truly yours,

HALCÓN RESOURCES CORPORATION

By:	/s/ JAMES W. CHRISTMAS
Name:	James W. Christmas
Title:	Chairman of the Board

Accepted and agreed
as of the date first written above:

FIR TREE CAPITAL MANAGEMENT LP

By:	/s/ BRIAN MEYER
Name:	Brian Meyer
Title:	General Counsel